Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-153734) on Form S-8 of Bioanalytical Systems, Inc. of our reports dated February 5, 2020 and February 6, 2020, relating to the financial statements of Pre-Clinical Research Services, Inc., which appear in the Form 8-K/A of Bioanalytical Systems, Inc. dated February 14, 2020.

/s/ Soukup, Bush & Associates P.C.
February 14, 2020